MORRIS PUBLISHING ENTERS RESTRUCTURING SUPPORT
AGREEMENT WITH GROUP OF BONDHOLDERS

AUGUSTA, Ga.—NOVEMBER 2, 2009— Morris Publishing Group, LLC announced that it has agreed to the terms of a definitive restructuring support agreement with the holders of over seventy percent of the outstanding $278.5 million aggregate principal amount of Morris Publishing’s 7% Senior Subordinated Notes Due 2013 (the "Existing Notes"). Under the agreement, Morris Publishing will launch an exchange offer to all holders of Existing Notes to surrender their Existing Notes, including accrued interest, in exchange for $100 million of new second lien secured notes due in 2014 (the “New Notes”). The New Notes will bear interest of at least 10%, but could bear interest up to 15%, some of which may be paid-in-kind (PIK), until Morris Publishing repays its remaining senior debt.

If the exchange offer is not accepted by holders of at least 99% of the aggregate principal amount of Existing Notes, then Morris Publishing has agreed to file a pre-packaged bankruptcy plan for the exchange of New Notes for the Existing Notes. Simultaneously with the exchange offer, Morris Publishing will solicit consents from the holders of Existing Notes for the pre-packaged bankruptcy plan.

Holders of over seventy percent of the outstanding principal amount of Existing Notes have agreed to support the exchange offer and the pre-packaged bankruptcy plan. Upon the exchange, $110 million of Morris Publishing’s existing $136.5 million in senior debt will be satisfied or contributed to capital by affiliates of Morris Publishing.
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Morris Publishing
Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit Morris Publishing's Web site, morrisrestructures.com.

Contacts

Media Contacts for Morris Publishing Group:
Sitrick And Company
Sandra Sternberg
310-788-2850 or
Dave Satterfield
408-802-6767

Morris Publishing Group Contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236